Exhibit 99.1

Media Relations Department
P.O. Box 1734, Atlanta, Georgia 30301
Telephone (404) 676-2121
The Coca-Cola Company
news
release

FOR IMMEDIATE RELEASE
CONTACT:    Dana Bolden
                                                     (404) 676-2683

THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY
ELECTS MARIA ELENA LAGOMASINO AS DIRECTOR

ATLANTA, Oct. 16, 2008 -- The Board of Directors of The Coca-Cola Company today elected Maria Elena Lagomasino as a Director of the Company.

Ms. Lagomasino is chief executive officer of GenSpring Family Offices, one of the nation’s premier wealth management firms. As part of her election, Ms. Lagomasino will serve on the Company’s Committee on Directors and Corporate Governance and Compensation Committee. She previously served as a Director of the Company from 2003 to 2006.

A recognized leader in the wealth management industry, Ms. Lagomasino was chairman and chief executive officer of JP Morgan Private Bank, a division of JP Morgan Chase & Co., from 2001 to 2005. Prior to assuming this position, Ms. Lagomasino was managing director at The Chase Manhattan Bank, in charge of its Global Private Banking Group. Ms. Lagomasino had been with Chase Manhattan since 1983. She began her banking career at Citibank in 1977.

        A graduate of Manhattanville College (B.A.), Ms. Lagomasino also completed graduate work at both Columbia University (M.S.) and Fordham University (M.B.A.).

She serves on the Boards of Avon Products, Inc. and Lincoln Center Theater and is a Trustee on the Board of the National Geographic Society.

The Coca-Cola Company is the world's largest beverage company, refreshing consumers with more than 450 sparkling and still brands. Along with Coca-Cola, recognized as the world's most valuable brand, the Company's portfolio includes 12 other billion dollar brands, including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, POWERade, Minute Maid and Georgia Coffee. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate of 1.5 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

NOTE TO EDITORS: An Image to accompany this story can be found in Our Company Leadership section at www.thecoca-colacompany.com.

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